Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

LUNAI BIOWORKS, INC.

LUNAI BIOWORKS IP, INC.

NEUROBRIDGE IP HOLDINGS INCORPORATED

and

THE HOLDERS PARTY HERETO

Dated as of April 27, 2026

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 27, 2026 (the “Effective Date”), by and among (i) Lunai Bioworks, Inc., a Delaware corporation with principal executive offices at 3400 Cottage Way, Suite G2, #3256, Sacramento, CA 95825 (“Parent”); (ii) Lunai Bioworks IP, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); (iii) Neurobridge IP Holdings Incorporated, a Delaware corporation (“Holdings”); (iv) Oncotelic Inc., a Delaware corporation with principal offices at 29397 Agoura Road, Suite 107, Agoura Hills, CA 91301 (“Oncotelic”); and (v) Pelerin Therapeutics Inc., a corporation existing under the laws of the Province of British Columbia, Canada (Incorporation Number BC1532259) (“Pelerin” and, together with Oncotelic, collectively the “Holders” and each a “Holder”). Parent, Merger Sub, Holdings and the Holders are referred to herein individually as a “Party” and collectively as the “Parties”.

R E C I T A L S

WHEREAS, Holdings is a Delaware corporation formed to hold the Patents (as defined herein), and the Parties intend that, immediately prior to the Effective Time, (i) the Patents will have been contributed to Holdings by the Holders, (ii) all of the issued and outstanding equity securities of Holdings will be owned beneficially and of record sixty-two and one-half percent (62.5%) by Oncotelic and thirty-seven and one-half percent (37.5%) by Pelerin, and (iii) the Holders will collectively own all of the issued and outstanding capital stock of Holdings;

WHEREAS, Merger Sub is a Delaware corporation newly formed by Parent for the sole purpose of effecting the Merger (as defined herein), has conducted no business other than in connection with the Transactions, and all of its issued and outstanding capital stock is owned beneficially and of record by Parent;

WHEREAS, upon the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Holdings shall merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, in consideration for the Merger, Parent shall issue to the Holders, on the terms and subject to the conditions set forth herein, shares of Parent’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”), having the powers, preferences, rights, qualifications, limitations and restrictions set forth in the Certificate of Designation (as defined herein);

WHEREAS, the Series B Preferred Stock will have an aggregate Stated Value of Twenty Million Dollars ($20,000,000) at a fixed conversion price of $1.50 per share; and

WHEREAS, the Parties have structured the Series B Preferred Stock and the Merger Consideration (as defined herein) with the intent of complying with the applicable rules of The Nasdaq Stock Market LLC (“Nasdaq”), including Nasdaq Listing Rule 5635 and the interpretive guidance thereunder (including IM-5635-2 and IM-5635-4); the Parties acknowledge and agree that the issuance of the Merger Consideration at the Closing has been structured with the intent of complying with Rule 5635 without pre-Closing Stockholder Approval with the Conversion Gate as the compliance architecture (no conversion of Series B Preferred Stock into Common Stock prior to receipt of Stockholder Approval), supported by the non-voting character of the Series B Preferred Stock (except as required by applicable law) and the fixed Conversion Price equaling or exceeding the Minimum Price under Rule 5635(d)(1)(A); and Stockholder Approval is intended to be required only for conversion of Series B Preferred Stock into Common Stock following the Closing;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and Holdings have each (i) determined that this Agreement, the Merger and the other transactions contemplated hereby (collectively, the “Transactions”) are advisable and in the best interests of their respective corporations and stockholders, and (ii) approved and adopted this Agreement, the Merger and the Transactions;

WHEREAS, the Holders, constituting all of the stockholders of Holdings, have approved and adopted this Agreement and the Merger by written consent pursuant to Section 228 of the DGCL, and Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and the Merger by written consent pursuant to Section 228 of the DGCL; and

WHEREAS, as a material inducement to Parent and Merger Sub entering into this Agreement, each Holder has agreed to be bound by the covenants, obligations, representations, warranties and indemnification obligations set forth herein, including the patent-protection and related restrictive covenants, Nasdaq-cooperation and indemnification provisions contained herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined below), Holdings shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of Holdings shall cease, and Merger Sub shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and as a wholly owned subsidiary of Parent.

Section 1.2. Closing. The closing of the Merger (the “Closing”) shall take place remotely by exchange of electronic signatures, subject to the satisfaction or, to the extent permitted by law, waiver by Parent of the conditions set forth in Article VII, at such time and on such date as Parent may designate (the “Closing Date”).

Section 1.3. Effective Time. On the Closing Date, the Parties shall cause a certificate of merger (the “Certificate of Merger”), in substantially the form attached hereto as Exhibit A, to be executed and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent may designate and specify in the Certificate of Merger (the “Effective Time”).

Section 1.4. Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL, including Section 259 thereof. All property, rights, privileges, powers and franchises of Holdings and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Holdings and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5. Charter; Bylaws; Directors and Officers of the Surviving Corporation. At the Effective Time, (a) the certificate of incorporation and bylaws of Merger Sub, each as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation; and (b) the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, in each case until thereafter changed in accordance with applicable law.

ARTICLE II

CONVERSION OF SECURITIES; MERGER CONSIDERATION; NASDAQ COMPLIANCE

Section 2.1. Conversion of Holdings Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of any Party or any holder of any securities of Holdings or Merger Sub:

(a) Conversion of Holdings Common Stock. Each share of common stock of Holdings (“Holdings Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted automatically into the right to receive its pro rata portion of the Merger Consideration (as defined in Section 2.2), allocated as set forth in Section 2.4. All such shares, when so converted, shall automatically be cancelled and retired and shall cease to exist, and each Holder shall thereafter cease to have any rights with respect thereto, except the right to receive, subject to and in accordance with this Agreement, the Merger Consideration.

(b) Treasury Shares. Each share of Holdings Common Stock, if any, held in the treasury of Holdings immediately prior to the Effective Time shall be cancelled and retired without any conversion thereof and no consideration shall be delivered in exchange therefor.

(c) Merger Sub Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding as one share of common stock of the Surviving Corporation, and shall constitute the only issued and outstanding capital stock of the Surviving Corporation immediately following the Effective Time.

Section 2.2. Merger Consideration. The aggregate consideration to be paid by Parent in the Merger (the “Merger Consideration”) shall consist of eight (8) shares of Series B Preferred Stock (the “Consideration Shares”), each having a stated value of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) per share (the “Stated Value”), such that the aggregate Stated Value of all Consideration Shares shall equal Twenty Million Dollars ($20,000,000). The Consideration Shares shall be convertible, in accordance with and subject to the Certificate of Designation, into shares of Parent’s common stock, par value $0.0001 per share (the “Common Stock”), at a fixed Conversion Price of One Dollar and Fifty Cents ($1.50) per share of Common Stock. The Consideration Shares, once issued as set forth in Section 2.4, shall constitute the full, final and complete consideration payable in respect of the Merger, and no additional consideration of any kind shall be payable by Parent, Merger Sub or the Surviving Corporation to the Holders or Holdings.

Section 2.3. Nasdaq Structuring; Conversion Gate. The Parties have structured the Merger Consideration with the intent of complying with the applicable rules of Nasdaq, including Nasdaq Listing Rule 5635 and the interpretive guidance thereunder. The structuring approach includes, among other things: (a) a Conversion Gate (as set forth in the Certificate of Designation) pursuant to which no share of Series B Preferred Stock shall be convertible into Common Stock prior to receipt of the Stockholder Approval (as defined below); (b) a fixed Conversion Price of $1.50 per share (as defined in the Certificate of Designation), which Parent hereby represents and warrants equals or exceeds the Minimum Price of the Common Stock determined in accordance with Nasdaq Listing Rule 5635(d)(1) as of the Effective Date, as a supportive structural element intended to foreclose any argument of a price-based discount under Rule 5635(d); and (c) the absence of any “sweetener,” economic adjustment, penalty, increased dividend, increased conversion ratio or other consequence favorable to the holders of Series B Preferred Stock triggered by, or contingent upon, the failure to obtain the Stockholder Approval. The Parties further acknowledge and agree that (x) Nasdaq Listing Rule 5635(a) contains no pricing test for acquisition issuances, (y) the issuance of the Consideration Shares at the Closing has been structured, based on Parent’s good-faith analysis and the advice of its Nasdaq counsel, with the intent of complying with Nasdaq Listing Rule 5635 (including Rules 5635(a)(1), 5635(a)(2), 5635(b) and 5635(d)) without pre-Closing Stockholder Approval, with the Conversion Gate in the Certificate of Designation (no conversion of Series B Preferred Stock into Common Stock prior to receipt of Stockholder Approval) as the primary compliance architecture, and with (A) the non-voting character of the Series B Preferred Stock (except as required by applicable law) and the absence of Board designation, consent or governance rights that would constitute or effect a change of control of Parent within the meaning of Rule 5635(b), and (B) the Conversion Price equaling or exceeding the Minimum Price under Rule 5635(d)(1)(A), each serving as additional backstop structural elements in the event of any contrary interpretation, and (z) accordingly, based on the foregoing structural analysis, Stockholder Approval is not intended to be a condition to the Closing, and any Stockholder Approval sought pursuant to Section 5.11 shall be sought only after the Closing and solely to permit conversion of the Series B Preferred Stock into Common Stock. The Parties acknowledge that Nasdaq Listing Rule 5635 is subject to facts-and-circumstances analysis, and nothing in this Section 2.3 shall be construed as a concession that Nasdaq could not, under such analysis, take a different view. “Stockholder Approval” has the meaning set forth in the Certificate of Designation.

Section 2.4. Allocation of Merger Consideration. Subject to Article VI, the Merger Consideration shall be allocated and issued as follows: (a) five (5) Consideration Shares (representing sixty-two and one-half percent (62.5%) of the Consideration Shares and having an aggregate Stated Value of Twelve Million Five Hundred Thousand Dollars ($12,500,000)) to Oncotelic; and (b) three (3) Consideration Shares (representing thirty-seven and one-half percent (37.5%) of the Consideration Shares and having an aggregate Stated Value of Seven Million Five Hundred Thousand Dollars ($7,500,000)) to Pelerin.

Section 2.5. Delivery of Merger Consideration. The conversion of each share of Holdings Common Stock into the right to receive the Merger Consideration shall occur automatically at the Effective Time pursuant to Section 2.1(a), without condition and without any further action required on the part of any Holder. At the Closing, Parent shall issue the Consideration Shares in the name of each Holder in the respective amounts set forth in Section 2.4. In connection with such issuance (which shall occur whether or not any such delivery has been made), each Holder shall, as administrative ministerial deliveries and not as conditions to the conversion or to the issuance of the Consideration Shares, deliver to Parent: (a) any certificates representing such Holder’s shares of Holdings Common Stock, properly endorsed for transfer, or an affidavit of loss and indemnity in form and substance reasonably satisfactory to Parent; (b) an IRS Form W-9 (or applicable IRS Form W-8); and (c) customary patent assignment confirmations. The failure of any Holder to make any such administrative delivery shall not prevent, delay or otherwise impair the automatic conversion of the Holdings Common Stock at the Effective Time or the issuance of the Consideration Shares to such Holder, but shall constitute a breach of this Agreement for which Parent shall be entitled to indemnification in accordance with Article VI and all other remedies available at law or in equity.

Section 2.6. No Fractional Shares. No fractional shares of Series B Preferred Stock shall be issued as initial Merger Consideration in the Merger; any fractional share to which a Holder would otherwise be entitled in the initial issuance shall be rounded down to the nearest whole share, and no cash or other consideration shall be paid in lieu thereof. The foregoing shall not restrict, and shall be subject to, the creation, maintenance, debit, forfeiture, cancellation, conversion or other transaction in fractional interests in shares of Series B Preferred Stock as expressly permitted under Article VI of this Agreement and the Certificate of Designation (including the fractional-interest mechanics set forth in Section 2(b) of the Certificate of Designation).

Section 2.7. Withholding; Appraisal Waiver. Parent, Merger Sub, the Surviving Corporation and any other withholding agent shall be entitled to deduct and withhold from any amounts or consideration otherwise payable or deliverable pursuant to this Agreement such amounts as they determine are required to be deducted or withheld under applicable tax law. Each Holder, severally and solely as to itself, hereby expressly acknowledges and agrees, as a material inducement to Parent and Merger Sub entering into this Agreement and as bargained-for consideration for the Merger Consideration: (a) such Holder is fully informed of the rights to seek appraisal and dissent with respect to the Merger available under Section 262 of the DGCL, 8 Del. C. § 262, and has had the opportunity to consult with independent legal counsel regarding such rights; (b) such Holder has received, reviewed and had the opportunity to consider all information that such Holder deems material with respect to the Merger, the Merger Consideration and the Transactions; (c) such Holder understands that, absent the waiver set forth in this Section 2.7, such Holder would be entitled to seek appraisal under Section 262 of the DGCL upon proper perfection thereof; (d) such Holder knowingly, voluntarily, unequivocally and irrevocably waives, relinquishes and agrees never to assert, exercise, perfect, or seek the benefit of any right to appraisal, dissent, fair value or any analogous remedy under Section 262 of the DGCL or any other applicable law with respect to the Merger or the Transactions; (e) such Holder will not, and will not cause any other Person to, initiate, support, participate in, or assist any Action seeking appraisal, dissent, fair value or any analogous remedy with respect to the Merger; and (f) such Holder acknowledges that this contractual waiver of appraisal rights is intended to be effective and enforceable as a stockholder-level contractual waiver under Delaware law consistent with the principles articulated in Manti Holdings, LLC v. Authentix Acquisition Co., 261 A.3d 1199 (Del. 2021).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND THE HOLDERS

Holdings and each Holder hereby represent and warrant to Parent and Merger Sub, as of the Effective Date and as of the Closing Date (except (x) to the extent any representation or warranty is expressly made as of a specific date, in which case as of such date, and (y) the representations and warranties of Holdings set forth in Sections 3.3 (Capitalization), 3.4 (Ownership of Shares), 3.5 (No Other Assets; No Liabilities; No Operations), and 3.6 (IP Representations) (and any other representation that, by its terms, depends on the contribution of the Patents to Holdings or the absence of any business, liabilities or operations of Holdings), each of which is made solely as of immediately prior to the Effective Time and not as of the Effective Date), as follows; it being understood and agreed that, with respect to any inaccuracy in or breach of any representation or warranty in this Article III, each Holder shall be severally liable, and not jointly, on a pro rata basis (sixty-two and one-half percent (62.5%) allocable to Oncotelic and thirty-seven and one-half percent (37.5%) allocable to Pelerin) in accordance with the Merger Consideration allocations under Section 2.4, except that any representation or warranty that by its terms is made by a Holder “severally and solely as to itself” (including the representations and warranties of such Holder set forth in Sections 3.10, 3.11, 3.11A and 3.12) shall give rise to indemnification liability solely against the breaching Holder consistent with the final sentence of Section 6.2:

Section 3.1. Organization; Good Standing. Holdings is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Holdings has no subsidiaries and owns no capital stock or other equity or voting interests in any other Person. Holdings has made available to Parent true, correct and complete copies of its certificate of incorporation and bylaws, in each case as in effect on the Effective Date.

Section 3.2. Authority; Enforceability. Holdings has all requisite corporate power and authority, and each Holder has full legal capacity, power and authority, to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the Transactions. The execution, delivery and performance by Holdings and the Holders of this Agreement and the other Transaction Documents, and the consummation of the Transactions, have been duly authorized by all necessary corporate, stockholder and other action. This Agreement has been, and each other Transaction Document when executed and delivered will be, duly executed and delivered by Holdings and each Holder, and constitutes (or will constitute) the legal, valid and binding obligation of Holdings and each Holder, enforceable against each of them in accordance with its terms, subject to customary bankruptcy and equity exceptions.

Section 3.3. Capitalization. The authorized capital stock of Holdings consists solely of one thousand (1,000) shares of Holdings Common Stock, par value $0.0001 per share, of which one thousand (1,000) shares are issued and outstanding as of immediately prior to the Effective Time, all owned by the Holders as set forth on Schedule 3.4 (with Oncotelic owning 625 shares and Pelerin owning 375 shares). All outstanding shares are duly authorized, validly issued, fully paid and non-assessable, were not issued in violation of any preemptive or similar rights, and were issued in compliance with all applicable securities laws. Holdings has no treasury shares. There are no (a) outstanding equity or voting securities of Holdings other than the Holdings Common Stock held by the Holders; (b) securities convertible into or exchangeable or exercisable for any such securities; (c) options, warrants, calls, rights, convertible securities, or commitments of any character obligating Holdings to issue, transfer, sell, redeem or repurchase any such securities; (d) equity equivalents, stock appreciation rights, phantom stock or similar rights; or (e) voting agreements, voting trusts, proxies, stockholder agreements or registration rights agreements with respect thereto.

Section 3.4. Ownership of Shares. Each Holder is the sole beneficial and record owner of the shares of Holdings Common Stock set forth opposite such Holder’s name on Schedule 3.4, free and clear of all Liens (other than transfer restrictions under applicable securities laws). Upon the Merger, by operation of law, the separate corporate existence of Holdings will cease, all of the issued and outstanding capital stock of Holdings will be cancelled and extinguished in accordance with Section 2.1, and all property, rights, privileges, powers and franchises of Holdings (including the Patents) will vest in the Surviving Corporation, in each case free and clear of all Liens (other than Liens created by Parent or Merger Sub).

Section 3.5. No Other Assets; No Liabilities; No Operations. The only assets owned by Holdings are the Patents. Holdings has no Liabilities of any nature whatsoever. Holdings is not a party to, or bound by, any contract other than (a) the assignment documents pursuant to which the Patents were contributed to Holdings and (b) routine corporate-maintenance instruments customary for a Delaware shell entity. Holdings has never conducted any business or operations, has no employees, has never owned or leased any real property, and has never maintained any bank or securities account other than as required to pay Delaware franchise taxes and registered-agent fees.

Section 3.6. Patents; Intellectual Property. Schedule 3.6 sets forth the patents and patent applications owned by Holdings (collectively, the “Patents”), (i) the patent or application number, (ii) the filing date, (iii) the jurisdiction of registration or filing, ( and (iv) the status of the Patents. Without limiting the generality of the foregoing:

(a) Ownership; Chain of Title. Holdings is the sole, exclusive and unconditional owner of all right, title and interest in and to the Patents, free and clear of all Liens. All inventors named on the Patents, and all employees, contractors and consultants of Holdings (or of any Holder) who contributed to the inventions claimed therein, have executed valid, enforceable written assignments conveying to Holdings all right, title and interest in the Patents and the inventions claimed therein. All Patent assignments have been duly recorded with the U.S. Patent and Trademark Office (the “USPTO”), or (in the case of the provisional application) are in recordable form and will be recorded promptly following the Closing.

(b) No Licenses or Encumbrances. Holdings has not granted any license, sublicense, covenant not to sue, release, settlement, immunity, option, right of first negotiation or refusal, or other right or interest in, to or under any of the Patents to any Person. No Patent is subject to any Lien.

(c) Maintenance; No Abandonment. All maintenance fees, annuities, office action responses and other filings and payments due and payable with respect to each Patent as of the Closing Date have been timely made and paid. Neither Holdings nor any Holder has taken, or failed to take, any action that has resulted in the waiver, abandonment, forfeiture or dedication to the public of any Patent.

(d) No Pending Claims Received. Neither Holdings nor any Holder has received any written notice, charge, complaint, claim, demand or other assertion alleging that the Patents, or the practice of the inventions claimed therein, infringe, misappropriate, dilute or otherwise violate the intellectual property rights of any Person, or challenging the ownership, validity, scope, registrability or enforceability of any Patent. No Patent is currently the subject of any pending interference, opposition, reissue, reexamination, inter partes review, post-grant review, cancellation, nullity, invalidity or other similar proceeding.

(e) Government Rights; Funding. No Patent has been developed with funding, facilities, personnel or resources of any Governmental Authority, university, college, research center or similar organization, and no such Person has any march-in, license, royalty, consent or reservation rights under the Bayh-Dole Act (35 U.S.C. §§ 200-212) or otherwise.

(f) Validity and Enforceability. To the Knowledge of Holdings and each Holder, each of the issued Patents is valid, subsisting and enforceable, and no proceeding described in Section 3.6(d) is threatened. To the Knowledge of Holdings and each Holder, no Person is infringing, misappropriating, diluting or otherwise violating any of the Patents.

(g) Prior Art; Inventorship. To the Knowledge of Holdings and each Holder, (i) there is no prior art or other matter that would render any claim of the Patents invalid or unenforceable, (ii) the named inventors on each Patent are all, and the only, Persons properly entitled to be named as inventors thereon under applicable law, and (iii) Holdings and each Holder has complied with the duty of candor and good faith owed to the USPTO in connection with the prosecution of the Patents.

(h) Confidentiality. The Holders and Holdings have used reasonable measures to maintain the confidentiality of trade secrets and confidential information related to the Patents and the inventions claimed therein.

Section 3.7. Compliance with Laws. Holdings is, and has been, in compliance in all material respects with all laws applicable to Holdings or the Patents. Neither Holdings nor any Holder has received any written notice alleging any failure to comply.

Section 3.8. Litigation. There is no Action pending or, to the Knowledge of Holdings or any Holder, threatened by or against Holdings, any Holder (in its capacity as such) or any of the Patents. There is no judgment, order, injunction, decree, stipulation or writ outstanding against Holdings, any Holder (in its capacity as such) or any of the Patents.

Section 3.9. Taxes. Holdings has timely filed all required tax returns (all of which are true, correct and complete in all material respects) and timely paid all taxes owed by it. No deficiencies have been asserted, proposed or assessed, and no tax audits or examinations are pending or threatened. Holdings has no liability for the taxes of any other Person as transferee, successor, by contract, under Treasury Regulations Section 1.1502-6 (or any analogous state, local or foreign provision), or otherwise. All taxes required to be withheld or collected have been duly withheld or collected and timely paid over.

Section 3.10. No Interest in Parent; Nasdaq Rule 5635(a)(2). Each Holder, severally and solely as to itself, represents and warrants to Parent and Merger Sub that, as of the Effective Date and as of the Closing Date: (a) such Holder is not, and has not at any time during the twenty-four (24) months preceding the Effective Date been, (i) a director, executive officer or employee of Parent or any of its affiliates, (ii) a beneficial owner of five percent (5%) or more of any class of outstanding equity securities of Parent (as determined under Rule 13d-3 under the Exchange Act, 17 C.F.R. § 240.13d-3), or (iii) an immediate family member of any Person described in clause (i) or (ii); (b) such Holder is not an “affiliate” (as defined in Rule 405 under the Securities Act, 17 C.F.R. § 230.405) of any Person described in clause (a); (c) to such Holder’s Knowledge, no director, executive officer, or beneficial owner of five percent (5%) or more of any class of outstanding equity securities of Parent (or any affiliate or immediate family member of any of the foregoing) has any direct or indirect interest in Holdings, in such Holder, in the Patents, or in the Merger Consideration (whether by ownership, contract, option, right, consulting arrangement, family relationship or otherwise); and (d) there is no arrangement, understanding or agreement, whether written or oral, pursuant to which such Holder will, directly or indirectly, transfer, assign, share or otherwise convey any portion of the Merger Consideration to, or hold any portion thereof for the benefit of, any Person described in clauses (a), (b) or (c) of this Section 3.10.

Section 3.11. Accredited Investor; Investment Representations. Each Holder, severally and only as to itself, represents and warrants that: (a) such Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act, 17 C.F.R. § 230.501(a); (b) such Holder is acquiring the Consideration Shares for its own account, for investment purposes only and not with a view to, or for sale in connection with, any distribution in violation of the Securities Act or applicable state securities laws; (c) such Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Consideration Shares and is able to bear the economic risk of such investment (including a complete loss thereof); and (d) such Holder understands that (i) the Consideration Shares have not been registered under the Securities Act or any state securities laws and are being issued in reliance upon the exemption provided by Section 4(a)(2) of the Securities Act (15 U.S.C. § 77d(a)(2)) and/or Rule 506 of Regulation D (17 C.F.R. § 230.506), (ii) the Consideration Shares will constitute “restricted securities” as defined in Rule 144 under the Securities Act (17 C.F.R. § 230.144) and must be held indefinitely unless subsequently registered or an exemption from such registration is available, and (iii) each certificate or book-entry statement representing the Consideration Shares (and any Common Stock issued upon conversion thereof) will bear customary restrictive legends.

Section 3.11A. Pelerin Cross-Border Representations. Pelerin, severally and only as to itself, further represents, warrants, acknowledges and agrees that: (a) Pelerin is an “accredited investor” within the meaning of National Instrument 45-106 — Prospectus Exemptions of the Canadian Securities Administrators, and the Consideration Shares are being issued to Pelerin in reliance upon the “accredited investor” prospectus exemption under Section 2.3 of NI 45-106; (b) Pelerin understands that the Consideration Shares (and any Common Stock issued upon conversion thereof) will be “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act and will also be subject to a statutory hold period under Canadian securities laws (including National Instrument 45-102 — Resale of Securities) expiring four (4) months and one (1) day after the later of (i) the original issue date of such Series B Preferred Stock and (ii) the date the issuer became a reporting issuer in any province or territory of Canada (the “Canadian Hold Period”), and that each certificate or book-entry statement representing the Consideration Shares shall bear the restrictive legend required by Section 2.5 of NI 45-102 in addition to the U.S. restrictive legends; (c) Pelerin is not a “U.S. Person” within the meaning of Rule 902(k) of Regulation S under the U.S. Securities Act, or, to the extent Pelerin is or may be deemed a U.S. Person, the Consideration Shares are being acquired by Pelerin on the basis of its status as an “accredited investor”; (d) Pelerin has delivered to Parent a duly executed IRS Form W-8BEN-E (or such other applicable Form W-8) and has otherwise provided Parent with all certifications, documentation and information reasonably required to establish Pelerin’s entitlement to treaty benefits, if any, under the Convention between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Treaty”); and (e) Pelerin has consulted with its own Canadian and U.S. tax, securities and other advisors regarding the Transactions and the tax, securities, regulatory and other consequences to Pelerin, and is not relying on Parent or Merger Sub for any such advice.

Section 3.12. Independent Investigation; No Reliance. Each Holder, severally and only as to itself, acknowledges and agrees that: (a) it has had the opportunity to conduct, and has conducted, its own independent investigation, review and analysis of Parent, Merger Sub, their respective businesses, assets, liabilities, financial condition, results of operations, prospects and the terms and conditions of the Series B Preferred Stock and the Transactions; (b) it has had access to, and has reviewed, Parent’s filings with the SEC available on EDGAR; (c) it has had the opportunity to ask questions of, and receive answers from, Parent, Merger Sub and their respective officers, directors and representatives; (d) it has had the opportunity to consult with its own legal, tax, financial, accounting and other advisors and is not relying on Parent, Merger Sub or any of their respective affiliates or representatives for any such advice; (e) it has not relied on, and expressly disclaims any reliance on, any statement, representation, warranty, projection, forecast, estimate, opinion or other information (whether oral or written) made or furnished by or on behalf of Parent, Merger Sub or any of their respective affiliates or representatives, other than the express representations and warranties set forth in Article IV; and (f) it understands that an investment in the Consideration Shares and the underlying Common Stock involves a high degree of risk, including the risks described in Parent’s SEC filings. Notwithstanding the foregoing, nothing in this Section 3.12 or in any other provision of this Agreement shall be construed to waive, limit or otherwise affect any claim, remedy or right arising out of or relating to actual fraud or intentional misrepresentation; the Parties intend that this Section 3.12 be construed and enforced consistently with the principles articulated in ABRY Partners V, L.P. v. F&W Acquisition LLC, 891 A.2d 1032 (Del. Ch. 2006), and its progeny.

Section 3.13. Series B Preferred Stock Terms; Nasdaq Matters. Each Holder acknowledges, understands and agrees that: (a) the Consideration Shares, when issued, shall have the powers, preferences, rights, qualifications, limitations and restrictions set forth in the Certificate of Designation of Series B Preferred Stock in the form attached hereto as Exhibit B (the “Certificate of Designation”), to be filed by Parent with the Secretary of State of the State of Delaware prior to or contemporaneously with the Closing pursuant to 8 Del. C. § 151(g); (b) the Series B Preferred Stock shall be convertible into Common Stock only upon and after receipt of the Stockholder Approval in accordance with Nasdaq Listing Rule 5635; (c) the Series B Preferred Stock shall have no voting rights (except as required by the DGCL), no redemption rights, no sinking fund, no mandatory conversion rights, and no price-based anti-dilution protection, and shall be subject to a 4.99% beneficial ownership limitation pursuant to which no share of Series B Preferred Stock shall be convertible into Common Stock if, after giving effect to such conversion, the holder thereof, together with such holder’s Affiliates and any group (within the meaning of Section 13(d)(3) of the Exchange Act) including such holder, would beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) more than 4.99% of the then-outstanding Common Stock (the “Beneficial Ownership Limitation”), subject to (1) a holder’s right to elect to increase the Beneficial Ownership Limitation applicable to it to 9.99% upon sixty-one (61) days’ prior written notice to Parent and (2) such further increases as may be permitted by the Certificate of Designation (which shall require Parent’s prior written consent and may be conditioned on Nasdaq Listing Rule 5635 compliance and any separately required stockholder approval); (d) no shares of Common Stock issued or deemed issued or issuable upon conversion of the Series B Preferred Stock shall be voted on the Stockholder Approval Proposal, consistent with Nasdaq Listing Rule IM-5635-2; (e) except for Parent’s limited process covenant set forth in Section 5.11, Parent makes no representation, warranty, commitment or covenant that the Stockholder Approval will be obtained, or that it will be obtained by any particular date or on any particular terms; (f) the timing and manner of seeking the Stockholder Approval shall be determined by Parent in accordance with Section 5.11, subject to applicable law and the fiduciary duties of the Board of Directors of Parent; (g) no term of the Series B Preferred Stock, this Agreement or any other Transaction Document provides for any increase in the Conversion Ratio, increase in the Stated Value, decrease in the Conversion Price, accrual of dividends or interest, accrual of a redemption right, payment of a penalty or fee, or any other consequence favorable to the Holders triggered by, or contingent upon, the failure to obtain the Stockholder Approval by any particular date or at all; and (h) the Series B Preferred Stock is not a “Future Priced Security” within the meaning of Nasdaq Listing Rule IM-5635-4, and no term of the Series B Preferred Stock operates as a variable-conversion or reset-conversion mechanism.

Section 3.14. Brokers and Finders. Neither Holdings nor any Holder has engaged any broker, finder, investment banker or other intermediary, and no Person is entitled to any brokerage, finder’s or similar fee or commission, in connection with the Transactions based upon arrangements made by or on behalf of Holdings or any Holder.

Section 3.15. Solvency; No Fraudulent Transfer. Holdings is, and immediately after the Transactions the Holders will be, solvent. The Transactions are not being entered into with the intent to hinder, delay or defraud any present or future creditor of Holdings or any Holder.

Section 3.16. No Other Representations by Parent or Merger Sub. Each Holder acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV (as qualified by any disclosure schedules delivered in connection herewith), neither Parent nor Merger Sub nor any of their respective affiliates or representatives makes or has made, or shall be deemed to have made, any representation or warranty, express or implied, and each Holder expressly disclaims any reliance on any such other representation, warranty, information or statement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to Holdings and the Holders, as of the Effective Date and as of the Closing Date, solely as follows:

Section 4.1. Organization. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

Section 4.2. Authority; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the Transactions. The execution, delivery and performance have been duly authorized by all necessary corporate action. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each in accordance with its terms, subject to customary bankruptcy and equity exceptions.

Section 4.3. Valid Issuance of Consideration Shares. The Consideration Shares, when issued and delivered in accordance with this Agreement and the Certificate of Designation, will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of all Liens (other than restrictions under applicable securities laws, the Certificate of Designation and this Agreement).

Section 4.4. No Change of Control (Nasdaq Rule 5635(b)). As of the Effective Date and as of the Closing Date, (a) the issuance of the Consideration Shares at the Closing does not, and will not upon such issuance, by voting power, board rights, consent rights, or any other governance incident, constitute or effect a change of control of Parent within the meaning of Nasdaq Listing Rule 5635(b); (b) no Holder, nor any Affiliate or group (within the meaning of Section 13(d)(3) of the Exchange Act) including any Holder, will, as a direct result of the issuance of the Consideration Shares at the Closing, hold voting power of Parent equal to or greater than twenty percent (20%) of Parent’s total voting power immediately prior to such issuance (calculated taking into account the Conversion Gate and the absence of any present voting rights of the Series B Preferred Stock); (c) the Series B Preferred Stock does not carry, and the holders thereof shall not have, any right to elect or designate members of the Board of Directors of Parent, any consent right over ordinary-course corporate actions by Parent, or any other governance right that would give such holders effective control over the management or policies of Parent; and (d) Parent is not a party to any agreement, arrangement or understanding pursuant to which, upon issuance of the Consideration Shares, any Person, Holder or group thereof would acquire control of Parent within the meaning of Nasdaq Listing Rule 5635(b).

Section 4.5. No Other Representations. Except for the representations and warranties expressly set forth in this Article IV, none of Parent, Merger Sub or any of their respective affiliates or representatives makes or has made any representation or warranty, express or implied, at law or in equity, with respect to Parent, Merger Sub, the Surviving Corporation, the Series B Preferred Stock, the Consideration Shares, the Transactions or any other matter, and all other representations and warranties are hereby expressly disclaimed. Without limiting the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to (i) any projections or forward-looking statements, (ii) the future performance of the Series B Preferred Stock or the Common Stock, (iii) the likelihood of receiving the Stockholder Approval, or (iv) the continued listing of the Common Stock on Nasdaq.

ARTICLE V

COVENANTS OF THE HOLDERS; CERTAIN OTHER COVENANTS

Section 5.1. Protection of Patents and Business Interests. In lieu of any general non-competition covenant (which the Parties have determined not to include in light of applicable law, including Cal. Bus. & Prof. Code § 16600), each Holder covenants and agrees as follows:

(a) Non-Challenge. No Holder shall, directly or indirectly, (i) challenge, contest or dispute, or assist any Person in challenging, contesting or disputing, the validity, enforceability, ownership, priority or inventorship of any Patent; or (ii) aid or encourage any Person to file or prosecute any interference, opposition, reexamination, reissue, inter partes review, post-grant review, nullity, invalidity or similar proceeding against any Patent. Notwithstanding the foregoing, nothing in this Section 5.1(a) shall prohibit any Holder from (A) providing truthful testimony or responding to a subpoena, court order or other valid legal process; (B) complying with any duty owed to the USPTO or any other Governmental Authority, including the duty of candor and good faith in dealing with the USPTO under 37 C.F.R. § 1.56; (C) making any disclosure required by applicable law, rule, regulation or order of any Governmental Authority; or (D) making any statement or disclosure reasonably necessary in connection with the enforcement by such Holder of its rights under this Agreement or any other Transaction Document.

(b) Non-Use of IP. No Holder shall, directly or indirectly, use, practice, license, commercialize, exploit, assign, transfer or disclose for its own benefit or for the benefit of any Person (other than Parent, the Surviving Corporation or their respective affiliates) any intellectual property, invention, improvement, derivative, modification or confidential information related to the subject matter of the Patents or the inventions claimed therein, in each case except as expressly authorized in writing by Parent. Notwithstanding the foregoing, this Section 5.1(b) shall not restrict any Holder from (A) using any information that is or becomes generally available to the public other than as a result of a breach of this Agreement by such Holder; (B) using or developing any intellectual property, invention or improvement that such Holder independently develops without reference to or use of any confidential information of Parent, the Surviving Corporation or Holdings; (C) providing truthful testimony or responding to a subpoena, court order or other valid legal process; (D) complying with any duty owed to the USPTO or any other Governmental Authority, including the duty of candor and good faith in dealing with the USPTO under 37 C.F.R. § 1.56; (E) making any disclosure required by applicable law, rule, regulation or order of any Governmental Authority; (F) making any disclosure to a self-regulatory organization, regulatory authority or law enforcement agency in connection with any whistleblower or comparable protected activity; or (G) making any statement or disclosure reasonably necessary in connection with the enforcement by such Holder of its rights under this Agreement or any other Transaction Document. For the avoidance of doubt and consistent with applicable law (including California Business and Professions Code § 16600), nothing in this Section 5.1(b) shall be construed to restrict any Holder from (1) engaging in lawful competition (including the practice of any lawful profession, trade or business) using its general knowledge, skill and experience, (2) using or developing any technology, intellectual property or know-how that is independently developed by such Holder without reference to or use of any confidential information of Parent, the Surviving Corporation or Holdings or any inventions claimed by or necessarily disclosed in the Patents, or (3) engaging in any activity that does not involve the assigned IP, the inventions claimed in the Patents or the confidential information transferred to Parent in connection with the Merger.

(c) Non-Disparagement. No Holder shall, directly or indirectly, make any statement (public or private) that disparages Parent, the Surviving Corporation or any of their respective affiliates, officers, directors, products or services, except in each case (i) truthful statements made under oath in response to valid legal process or (ii) truthful statements made in connection with enforcing such Holder’s rights under this Agreement.

(d) Reformation. If any court of competent jurisdiction finds any restriction set forth in this Section 5.1 to be unenforceable, such restriction shall be reformed to the minimum extent necessary to render it enforceable and otherwise enforced to the maximum extent permitted by applicable law.

Section 5.2. Patent Prosecution, Maintenance and Enforcement Cooperation. From and after the Closing, each Holder shall, at Parent’s reasonable request and at Parent’s expense: (a) cooperate fully with Parent, the Surviving Corporation and their counsel in connection with the prosecution, maintenance, defense and enforcement of the Patents (including the filing of the provisional patent application’s non-provisional successor and any continuation, continuation-in-part, divisional, reissue, reexamination, inter partes review, post-grant review or foreign counterpart applications); (b) promptly execute and deliver all assignments, declarations, oaths, powers of attorney, recordation documents, confirmatory assignments and other documents reasonably requested by Parent; and (c) testify truthfully in any Action relating to the Patents and provide such information and assistance as Parent may reasonably request. Each Holder irrevocably appoints Parent and its duly authorized officers and agents as such Holder’s attorney-in-fact, coupled with an interest, to execute and deliver, in such Holder’s name and on such Holder’s behalf, any document that such Holder fails to timely execute as required by this Section 5.2.

Section 5.3. Confidentiality. From and after the Closing, each Holder shall hold in strict confidence, and not use or disclose, any information concerning Holdings, the Patents, Parent, Merger Sub, the Surviving Corporation or the Transactions, except (a) as required by applicable law (with prompt prior notice to Parent to the extent legally permissible), (b) to such Holder’s legal, tax and financial advisors subject to equivalent confidentiality obligations, (c) for any information that is or becomes generally available to the public other than as a result of a breach of this Agreement by such Holder, (d) for any information that such Holder independently develops without reference to or use of any confidential information of Parent, the Surviving Corporation or Holdings, (e) in connection with the provision of truthful testimony or response to a subpoena, court order or other valid legal process (with prompt prior notice to Parent to the extent legally permissible), (f) in connection with compliance with any duty owed to the USPTO or any other Governmental Authority (including the duty of candor and good faith in dealing with the USPTO under 37 C.F.R. § 1.56), (g) in connection with any disclosure to a self-regulatory organization, regulatory authority or law enforcement agency in connection with any whistleblower or comparable protected activity, or (h) in connection with the enforcement by such Holder of its rights under this Agreement or any other Transaction Document. This Section 5.3 shall survive indefinitely.

Section 5.4. Public Announcements. No Holder shall issue any press release or make any public statement or announcement concerning this Agreement, the Transactions, Parent or any of its affiliates, without Parent’s prior written consent. Parent may make such public announcements and disclosures as it determines are required or advisable under applicable law or the rules of Nasdaq, or as it otherwise deems appropriate. Notwithstanding the foregoing, nothing in this Section 5.4 (or in Section 5.1(c) (Non-Disparagement) or any other provision of this Agreement) shall (i) restrict, prevent or impede any Holder from making any truthful communication or disclosure to the U.S. Securities and Exchange Commission, The Nasdaq Stock Market LLC, the Financial Industry Regulatory Authority, the U.S. Department of Justice, any court, any other regulator, any law enforcement agency, or any other self-regulatory organization or governmental authority (each, a “Regulatory Authority”), or to a representative of any Regulatory Authority, in each case in connection with any actual or potential violation of law, fraud, securities-law violation, whistleblower complaint or other protected activity, (ii) require any Holder to provide notice to, obtain consent from, or seek pre-clearance by Parent in connection with any such communication or disclosure to a Regulatory Authority, or (iii) be construed to impede or limit the rights of any Holder under Rule 21F-17 under the Exchange Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any analogous federal, state, provincial or foreign whistleblower or anti-retaliation law, rule or regulation.

Section 5.5. Further Assurances. From and after the Closing, each Holder shall execute and deliver such additional documents and instruments, and take such further actions, as Parent may reasonably request to effectuate the Transactions and to vest in Parent, the Surviving Corporation or their designees all right, title and interest in and to the Patents and the other assets of Holdings.

Section 5.6. Tax Matters. The Parties acknowledge and agree that each Party is relying solely on its own tax advisors with respect to the tax treatment of the Merger and the Transactions (including whether the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code or is taxable to any Holder). None of the Parties makes any representation, warranty or covenant to any other Party as to the tax characterization or tax consequences of the Merger or the Transactions, except as expressly set forth in Section 3.9 (Taxes). Notwithstanding the foregoing, each Holder shall, severally and not jointly, on a pro rata basis (sixty-two and one-half percent (62.5%) allocable to Oncotelic and thirty-seven and one-half percent (37.5%) allocable to Pelerin) in accordance with the Merger Consideration allocations under Section 2.4, indemnify the Parent Indemnified Parties for any pre-Closing taxes of Holdings in accordance with Article VI; provided, that the Holder-specific liability allocations and several-only carveouts set forth in Sections 6.2 and 6.4 (including with respect to representations made “severally and solely as to itself”) shall apply mutatis mutandis to any tax indemnification obligation under this Section.

Section 5.7. Information and Cooperation; Nasdaq and SEC Matters. From and after the Effective Date, each Holder shall, at Parent’s expense: (a) promptly, and in any event within two (2) Business Days of any written request from Parent, provide all information regarding such Holder, its affiliates, Holdings and the Patents reasonably requested by Parent for inclusion in (i) any Form 8-K filed by Parent in respect of the Transactions (including Items 1.01, 2.01, 3.02, 3.03, 5.03 and 9.01 thereof, as applicable); (ii) any Schedule 14A or Schedule 14C filed by Parent in connection with the Stockholder Approval; (iii) any registration statement filed by Parent covering the Common Stock issuable upon conversion of the Series B Preferred Stock; (iv) any risk-factor disclosure required to be included in Parent’s periodic or current reports under the Exchange Act; (v) Parent’s beneficial-ownership analysis under Sections 13(d) and 16 of the Exchange Act, 15 U.S.C. §§ 78m(d), 78p, including any Schedule 13D or 13G and any Form 3, 4 or 5 required to be filed by such Holder; and (vi) any other filing, disclosure, notice or submission required to be made by Parent to Nasdaq, the SEC or any other Governmental Authority in connection with the Transactions or the Series B Preferred Stock; (b) promptly respond to any inquiry or comment from the staff of the SEC or Nasdaq related to any such filing or to the Transactions; (c) promptly notify Parent in writing of any change in the information previously provided; and (d) cooperate with Parent in taking such further actions as Parent may reasonably request to satisfy Parent’s obligations under the Nasdaq Listing Rules, the Securities Act, the Exchange Act and the rules and regulations of Nasdaq and the SEC. Each Holder consents to the disclosure of such information in any such filing or in response to any such inquiry, to the extent reasonably required.

Section 5.8. No Integration. From the Effective Date until the six-month anniversary of the Closing Date, no Holder shall, and each Holder shall cause its affiliates not to, enter into, or facilitate, any transaction involving the securities of Parent that, either alone or in combination with any other transaction, would, or would reasonably be expected to, result in the integration of the offer and sale of the Consideration Shares with any other offer or sale of securities by Parent for purposes of Rule 152 under the Securities Act (17 C.F.R. § 230.152) or otherwise jeopardize the availability of the exemption from registration under Section 4(a)(2) of the Securities Act (15 U.S.C. § 77d(a)(2)) and/or Rule 506 of Regulation D (17 C.F.R. § 230.506) relied upon by Parent in connection with the issuance of the Consideration Shares.

Section 5.9. Parent SEC Disclosures. The Parties acknowledge that Parent is a reporting company under the Securities Exchange Act of 1934, as amended. Accordingly, (a) Parent shall, in its sole discretion and consistent with its obligations under the Exchange Act and the rules and regulations of the SEC and Nasdaq, determine the form, timing and content of all disclosures relating to this Agreement, the Transactions, and the Transaction Documents, including, without limitation, (i) any Current Report on Form 8-K required to be filed upon execution of this Agreement (whether under Item 1.01 (entry into a material definitive agreement), Item 1.02 (termination of a material definitive agreement), Item 3.02 (unregistered sales of equity securities), Item 5.03 (amendments to articles of incorporation or bylaws), or any other applicable item), (ii) any definitive additional soliciting material filed under Rule 14a-6(b) under the Exchange Act in connection with Parent’s special meeting of stockholders scheduled for May 8, 2026 (rescheduled from May 4, 2026) or any adjournment or postponement thereof (if Parent or its counsel determines such filing to be required or advisable), and (iii) any amendment, supplement or revision to any proxy statement, registration statement, or other SEC filing; (b) each Holder shall (i) promptly, and in any event within two (2) Business Days of any written request from Parent, provide Parent with all information regarding such Holder, its affiliates, Holdings and the Patents as Parent reasonably determines to be required or advisable for inclusion in any such filing, (ii) cooperate with Parent in reviewing and, if and to the extent reasonably requested, in providing written consent to the inclusion of such Holder’s name and information in any such filing, and (iii) not, without Parent’s prior written consent, make any public statement or communication to any third party concerning this Agreement, the Transactions or the Transaction Documents, other than (A) disclosures required by applicable law, (B) disclosures to such Holder’s direct and indirect equityholders, directors, officers, employees, attorneys, accountants, financial advisors and other professional advisors on a confidential and need-to-know basis, and (C) disclosures consistent with any prior public disclosure by Parent; and (c) Parent makes no representation, warranty, commitment or covenant as to whether Parent’s existing definitive proxy statement dated April 13, 2026 for the May 8, 2026 (rescheduled from May 4, 2026) special meeting of stockholders is sufficient to encompass the Transactions or any material effect thereof on the Reverse Split Proposal or any other matter to be voted upon at such meeting, and Parent’s determinations under this Section 5.9 shall be made by Parent and its outside SEC counsel in their professional judgment.

Section 5.10. Restrictive Legends. Each certificate or book-entry statement representing the Consideration Shares (and any Common Stock issued upon conversion thereof) shall bear the following restrictive legends, in addition to any other legends required by Parent’s organizational documents or applicable law: (a) U.S. Securities Act legend: “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ‘SECURITIES ACT’), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS.”; (b) Transfer restriction legend: “THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO TRANSFER, FORFEITURE AND CANCELLATION RESTRICTIONS SET FORTH IN AN AGREEMENT AND PLAN OF MERGER DATED AS OF APRIL 27, 2026, A COPY OF WHICH IS AVAILABLE FROM THE ISSUER UPON REQUEST.”; and (c) For Consideration Shares issued to Pelerin only, the Canadian restrictive legend required by Section 2.5 of National Instrument 45-102 — Resale of Securities of the Canadian Securities Administrators: “UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR (4) MONTHS AND ONE (1) DAY AFTER THE LATER OF (i) THE ORIGINAL ISSUE DATE OF THIS SECURITY (AS DEFINED IN THE CERTIFICATE OF DESIGNATION OF SERIES B CONVERTIBLE PREFERRED STOCK OF PARENT), AND (ii) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.”; and (d) Article VI cancellation and forfeiture legend: “THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO FORFEITURE, CANCELLATION AND SET-OFF RIGHTS OF THE ISSUER IN SATISFACTION OF INDEMNIFICATION OBLIGATIONS UNDER ARTICLE VI OF AN AGREEMENT AND PLAN OF MERGER DATED AS OF APRIL 27, 2026, A COPY OF WHICH IS AVAILABLE FROM THE ISSUER UPON REQUEST. ANY TRANSFEREE OF THESE SECURITIES TAKES SUBJECT TO SUCH FORFEITURE, CANCELLATION AND SET-OFF RIGHTS.” Parent may, at any time upon receipt of evidence reasonably satisfactory to Parent (including a customary legal opinion of counsel reasonably acceptable to Parent) that the restrictions imposed by applicable law or contract are no longer required, remove or cause the removal of any such legend. The legends set forth in this Section 5.10 are in addition to, and not in limitation of, the legends and notices required by the Certificate of Designation. In the event of any inconsistency between any legend or notice required by this Section 5.10 and any legend or notice required by the Certificate of Designation, the more restrictive legend or notice shall apply.

Section 5.11. Stockholder Approval Solicitation. Subject to applicable law and the fiduciary duties of the Board of Directors of Parent, Parent shall use commercially reasonable efforts to submit to its stockholders, after the Closing, a proposal to approve the issuance of Common Stock upon conversion of the Series B Preferred Stock for purposes of Nasdaq Listing Rule 5635 (the “Stockholder Approval Proposal”) as soon as reasonably practicable after the Closing, and in any event to commence such process within one hundred eighty (180) days after the Closing. Notwithstanding the foregoing, (i) Stockholder Approval shall not be a condition to the Closing, (ii) no share of Series B Preferred Stock shall be convertible into Common Stock unless and until the Stockholder Approval has been obtained, (iii) failure to seek or obtain the Stockholder Approval by any date or at all shall not result in any increase in the Stated Value, the Conversion Ratio or any dividend, any decrease in the Conversion Price, any redemption right, rescission right, penalty, fee, liquidated damages or other monetary or economic consequence favorable to any Holder, and (iv) no shares of Common Stock issued or issuable upon conversion of the Series B Preferred Stock shall be voted on the Stockholder Approval Proposal to the extent prohibited by Nasdaq Listing Rule IM-5635-2.

Section 5.12. Parent Officer’s Certificate. At the Closing, Parent shall deliver to the Holders a single officer’s certificate executed by Parent’s Chief Financial Officer (the “Parent Officer’s Certificate”), dated the Closing Date and certifying as to: (i) the Nasdaq Official Closing Price and five-trading-day average Nasdaq Official Closing Price for the Common Stock as reported by Nasdaq immediately preceding the Effective Date, and confirming that the $1.50 Conversion Price equals or exceeds the Minimum Price determined in accordance with Nasdaq Listing Rule 5635(d)(1)(A) (supporting Section 2.3(c)); (ii) the exact number of shares of Common Stock issued and outstanding immediately prior to the issuance of the Consideration Shares at the Closing; (iii) the maximum number of shares of Common Stock issuable upon full conversion of all Consideration Shares following receipt of the Stockholder Approval (which, for the avoidance of doubt, is Thirteen Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three (13,333,333) shares, subject to adjustment under the Certificate of Designation); and (iv) that, based on the good-faith analysis of Parent and its Nasdaq counsel, the issuance of the Consideration Shares at the Closing does not, and will not upon such issuance, by voting power, board rights, consent rights, or any other governance incident, constitute or effect a change of control of Parent within the meaning of Nasdaq Listing Rule 5635(b). The Parent Officer’s Certificate shall be a Transaction Document for all purposes of this Agreement.

ARTICLE VI

SURVIVAL; INDEMNIFICATION

Section 6.1. Survival. The representations and warranties shall survive the Closing as follows: (a) Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.10 (No Interest in Parent), 3.14 (Brokers), 4.1, 4.2, 4.3 and 4.4 (collectively, the “Fundamental Representations”), until ninety (90) days after the expiration of the applicable statute of limitations; (b) Section 3.6 (IP Representations) and Section 3.9 (Taxes), for seven (7) years; (c) all other representations and warranties, for twenty-four (24) months; and (d) claims based on Fraud or intentional misrepresentation, indefinitely. Covenants shall survive in accordance with their respective terms, or if no term is specified, indefinitely.

Section 6.2. Indemnification by Holdings and the Holders. Holdings shall be liable, prior to the Effective Time, for any inaccuracy in or breach of any representation, warranty, covenant or other obligation of Holdings under this Agreement (with such liability vesting in the Surviving Corporation by operation of the Merger). From and after the Closing, each Holder shall, severally and not jointly, on a pro rata basis (sixty-two and one-half percent (62.5%) allocable to Oncotelic and thirty-seven and one-half percent (37.5%) allocable to Pelerin, in each case based on the Merger Consideration allocations under Section 2.4), indemnify, defend and hold harmless Parent, Merger Sub, the Surviving Corporation and their respective affiliates, officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Parent Indemnified Parties”) from and against any and all losses, liabilities, damages, deficiencies, judgments, settlements, fines, penalties, costs and expenses (including reasonable attorneys’, accountants’ and experts’ fees and costs of investigation, enforcement and collection) (collectively, “Losses”) incurred or suffered by any Parent Indemnified Party arising out of, resulting from or relating to: (a) any inaccuracy in or breach of any representation or warranty made by Holdings or any Holder in this Agreement or any other Transaction Document; (b) any breach or non-performance of any covenant or agreement of Holdings or any Holder in this Agreement or any other Transaction Document; (c) any pre-Closing taxes of Holdings; (d) any Liability of Holdings in existence as of, or arising out of events occurring at or prior to, the Closing; (e) any claim by any Person asserting any right, title or interest in or to Holdings, any Holdings Common Stock or any Patent; (f) any infringement, misappropriation or other violation by Holdings or the Patents of any intellectual property right of any Person existing as of, or arising out of events occurring at or prior to, the Closing; (g) any Fraud or intentional misrepresentation by Holdings or any Holder; (h) any inaccuracy in or breach of the representation and warranty set forth in Section 3.10 (No Interest in Parent); or (i) any Loss arising out of any delisting, suspension, trading halt, fine, penalty, sanction or other action taken by Nasdaq or the SEC against Parent or any of its affiliates, in any such case to the extent caused by, or resulting from, any breach of any representation, warranty, covenant or agreement of Holdings or any Holder set forth in this Agreement (including Sections 2.3, 3.10, 3.13 and 5.8). For the avoidance of doubt and as set forth in the lead-in to Article III and Section 6.4, the indemnification obligations of the Holders under this Section 6.2 are several and not joint, and each Holder shall be liable for its pro rata share (sixty-two and one-half percent (62.5%) allocable to Oncotelic and thirty-seven and one-half percent (37.5%) allocable to Pelerin) of any such indemnification obligation, in each case based on the Merger Consideration allocations under Section 2.4. Notwithstanding the foregoing pro rata allocation, any inaccuracy in or breach by a Holder of any representation, warranty, covenant or other obligation that such Holder has expressly made or undertaken “severally and solely as to itself” in this Agreement (including the representations and warranties of such Holder set forth in Sections 3.10 (No Interest in Parent; Nasdaq Rule 5635(a)(2)), 3.11 (Accredited Investor; Investment Representations), 3.11A (Pelerin Cross-Border Representations), and 3.12 (Independent Investigation; No Reliance)) shall give rise to indemnification liability solely against the breaching Holder, and shall not give rise to any liability of any other Holder for such breach.

Section 6.3. Indemnification by Parent. From and after the Closing, Parent shall indemnify, defend and hold harmless each Holder from and against any Losses incurred by such Holder arising out of (a) any inaccuracy in or breach of any representation or warranty made by Parent or Merger Sub in Article IV of this Agreement; or (b) any breach or non-performance of any covenant or agreement of Parent or Merger Sub in this Agreement. Notwithstanding anything to the contrary in this Agreement, including this Section 6.3, no Holder shall be entitled to indemnification, damages, set-off, fee, penalty, liquidated damages, redemption, rescission, conversion adjustment, dividend, interest or any other monetary or economic remedy against Parent, Merger Sub or the Surviving Corporation arising out of or relating to Parent’s failure to seek, commence, submit, recommend, obtain, or obtain by any particular date, the Stockholder Approval, or any alleged breach or non-performance of Section 5.11. The sole consequence of the absence of Stockholder Approval shall be that the Series B Preferred Stock remains non-convertible in accordance with the Certificate of Designation unless and until Stockholder Approval is obtained.

Section 6.4. Limitations. The indemnification obligations are subject to the following limitations: (a) no indemnification shall be payable to a Parent Indemnified Party pursuant to Section 6.2(a) until the aggregate amount of Losses indemnifiable thereunder exceeds Twenty-Five Thousand Dollars ($25,000) (the “Deductible”), at which point the Holders shall be liable for all such Losses from the first dollar; provided, however, that the Deductible shall not apply to Losses arising out of any breach of any Fundamental Representation, any IP Representation, any tax representation, the representation in Section 3.10 (No Interest in Parent), Fraud, intentional misrepresentation, or any of Sections 6.2(b) through (i); and (b) the aggregate liability of the Holders under Section 6.2(a) (other than with respect to Fundamental Representations, IP Representations, tax representations, Section 3.10, Fraud, intentional misrepresentation, and Sections 6.2(b) through (i)) shall not exceed twenty-five percent (25%) of the Merger Consideration (the “General Cap”). The aggregate liability of all Holders collectively under all other provisions of Section 6.2 (other than Fraud, intentional misrepresentation or willful breach, as to which no cap applies) shall not exceed the aggregate Stated Value of the Merger Consideration ($20,000,000), and each Holder shall be severally liable, and not jointly, for its pro rata share of any such capped amount based on the Merger Consideration allocations under Section 2.4 (sixty-two and one-half percent (62.5%) allocable to Oncotelic and thirty-seven and one-half percent (37.5%) allocable to Pelerin); provided, however, that, consistent with the final sentence of Section 6.2, any inaccuracy in or breach by a Holder of any representation, warranty, covenant or other obligation that such Holder has expressly made or undertaken “severally and solely as to itself” (including the representations and warranties of such Holder set forth in Sections 3.10, 3.11, 3.11A and 3.12) shall be recoverable solely from the breaching Holder up to the aggregate Stated Value of such breaching Holder’s Consideration Shares, and shall not give rise to any liability of any other Holder. For the avoidance of doubt, no Holder shall be jointly and severally liable for the indemnification obligations of any other Holder under this Article VI. Notwithstanding the foregoing, the limitations set forth in this Section 6.4 shall not apply to (i) Losses arising out of Fraud, intentional misrepresentation or willful breach (which are not subject to any cap, basket or other limitation), or (ii) Losses arising out of Section 6.2(i) (Nasdaq/SEC delisting or enforcement) to the extent caused by Fraud, intentional misrepresentation or willful breach, which shall likewise be uncapped. For all purposes of this Article VI (including the calculation of the General Cap, the calculation of any Holder’s maximum aggregate liability, and the forfeiture, cancellation, set-off and other recovery mechanics set forth in Section 6.5), each Consideration Share shall be valued at the Stated Value per share set forth in Section 2.2, without regard to the then-current fair market value, trading price, or any other valuation thereof, and the Parties irrevocably agree that such valuation is conclusive and binding for all such purposes.

Section 6.5. Sources of Recovery; Set-Off. (a)Parent’s Primary Remedies. Parent shall be entitled to satisfy any indemnification obligation of the Holders that has been finally determined in accordance with Section 6.6 (whether by written agreement of the Parties, non-appealable judicial order, or, if the Parties have separately agreed in writing to arbitrate the applicable dispute, a final and binding arbitration award) (a “Finally Determined Claim”) by, at Parent’s election: (i) setting off the amount against any amounts then or thereafter payable by Parent, the Surviving Corporation or any of their affiliates to such Holder (including, for the avoidance of doubt, any dividends or distributions declared or paid, and any merger, sale, liquidation or other transaction consideration); (ii) forfeiting and cancelling Consideration Shares then held by the applicable Holder in uncertificated, book-entry form directly on the records of Parent or Parent’s transfer agent or registrar, valued at the Stated Value per share set forth in Section 2.2 (without regard to the then-current fair market value thereof); or (iii) seeking direct recovery from such Holder in cash or other immediately available funds. Parent’s election of one remedy shall not preclude Parent from pursuing any other remedy available under this Article VI or at law or in equity. Parent acknowledges that, consistent with the Certificate of Designation, all shares of Common Stock issued upon conversion of Series B Preferred Stock shall initially be issued and maintained in restricted book-entry form directly on the records of Parent or its transfer agent and shall not be eligible for deposit into The Depository Trust Company or any nominee, broker custody, clearing-broker or street-name account, in each case until the applicable restrictive legends have been removed and no transfer restriction or stop-transfer order remains applicable; to the extent that, after removal of the applicable restrictive legends and the lapse of all applicable transfer restrictions, any such Common Stock is subsequently withdrawn from Parent’s direct records and transferred into the custody of The Depository Trust Company (“DTC”) or any intermediary broker account, such converted Common Stock shall not be subject to the cancellation remedy set forth in Section 6.5(a)(ii), and Parent’s recovery with respect to amounts attributable to such converted-and-transferred Common Stock shall be through the setoff remedy in Section 6.5(a)(i) and the cash recovery remedy in Section 6.5(a)(iii). (b)Suspension of Conversion While Material Claims Pending. No share of Series B Preferred Stock held by a Holder may be converted into Common Stock during any period in which Parent has, in good faith, asserted one or more indemnification claims against such Holder under this Article VI that remain unresolved and, in the aggregate, seek damages reasonably estimated in good faith by Parent to exceed Two Hundred Fifty Thousand Dollars ($250,000) (as such estimate may be reduced by any partial resolution or settlement of such claim). Each Holder covenants not to submit any notice of conversion in contravention of this Section 6.5(b), and Parent and its transfer agent shall be entitled to refuse, and shall refuse, to effectuate any such conversion during the pendency of any such claim. This covenant shall survive until final resolution of all such claims. (c) Transferees of Preferred Take Subject; Transfer Agent Authorization. Any transferee of any Consideration Shares (in Preferred form prior to conversion) takes such shares subject to the forfeiture, cancellation and set-off rights of Parent set forth in this Section 6.5, and each Holder shall, as a condition to any permitted Transfer of any such Consideration Shares, cause each transferee to execute and deliver to Parent a written acknowledgment to such effect in form reasonably satisfactory to Parent. Parent’s rights under Section 6.5(a)(ii) shall run with the Consideration Shares (while held in Preferred form) and shall be binding on successors, assigns, transferees, heirs, pledgees and beneficial owners. Each Holder hereby irrevocably authorizes and instructs Parent, the Surviving Corporation, Parent’s transfer agent and Parent’s registrar, upon written notice from Parent accompanied by a true and complete copy of the final nonappealable judicial order, fully-executed written settlement agreement, or (if the Parties have separately agreed in writing to arbitrate the applicable dispute) a final and binding arbitration award evidencing the Finally Determined Claim (as defined in Section 6.5(a)), to cancel, forfeit, debit or deduct, and remove from the records of Parent, without further action, consent or signature of such Holder, such number of Consideration Shares (or fractional interests therein) and/or, solely to the extent such Consideration Shares have been converted, such number of shares of Common Stock issued upon such conversion that remain held directly on the records of Parent or its transfer agent and have not been deposited into DTC or any nominee, broker, clearing-broker or street-name account, in each case as Parent shall have designated in such notice, with each Consideration Share (or fractional interest) valued at the Stated Value (or pro rata portion thereof) per share, and each share of Common Stock so cancelled valued at the Conversion Price then in effect (as adjusted under the Certificate of Designation). Each Holder hereby waives any right to object to, and agrees not to interfere with, any such action taken in accordance with this Section 6.5. The authorization set forth in this Section 6.5(c) is coupled with an interest and is irrevocable. (d) Stop-Transfer. Parent shall be entitled to instruct its transfer agent in writing to place a stop-transfer order on any Consideration Shares (and on any Common Stock issued upon conversion thereof that remains held directly on the records of Parent) held by a Holder or any transferee thereof as reasonably necessary to preserve Parent’s rights under this Section 6.5 with respect to any claim for indemnification that has been asserted in good faith and remains unresolved, and to refuse to recognize any Transfer of any such shares effected in contravention of this Section 6.5.

Section 6.6. Indemnification Procedures. (a) Direct Claims. If Parent (or any Parent Indemnified Party) seeks indemnification under this Article VI for any claim other than a Third-Party Claim (a “Direct Claim”), Parent shall deliver to the affected Holder(s) a written notice (a “Direct Claim Notice”) describing in reasonable detail the basis for the claim, the provisions alleged to have been breached, the amount of Losses claimed (or, if not yet quantifiable, a reasonable estimate thereof), and the remedy sought. The affected Holder(s) shall have thirty (30) calendar days after receipt of the Direct Claim Notice within which to (i) deliver to Parent a written objection setting forth the basis of any objection, (ii) commence a dispute by filing an action in the Delaware forum specified in Section 9.5, or (iii) cure (or commence a good-faith cure of) the matter underlying the Direct Claim, if curable; provided, that any such cure shall be completed within sixty (60) calendar days after the date of the Direct Claim Notice unless Parent agrees in writing to a longer cure period. If no timely objection, dispute or cure is delivered or commenced within such 30-day period (or if a cure is commenced but not completed within such 60-day cure period or any such longer period agreed in writing by Parent), the Direct Claim shall be deemed accepted by the affected Holder(s), and the amount specified in the Direct Claim Notice (subject to any reasonable downward adjustment by Parent based on subsequently available information) shall be deemed a Finally Determined Claim under Section 6.5(a) and (where applicable) an IP Clawback Event under Section 6.9. If Parent in good faith determines that the Direct Claim Notice understated the amount of Losses, Parent may deliver a supplemental Direct Claim Notice (a “Supplemental Direct Claim Notice”) setting forth the additional amount of Losses sought, in which case the affected Holder(s) shall have a new thirty (30) calendar day period from receipt of the Supplemental Direct Claim Notice within which to deliver an objection, commence a Section 9.5 dispute, or cure the additional matter (subject to the 60-day outside cure period set forth above), with the same effects on the Supplemental Direct Claim Notice as set forth above with respect to the original Direct Claim Notice. If timely objected or disputed (and not cured to Parent’s reasonable satisfaction within the 60-day outside cure period or any such longer period agreed in writing by Parent), the Direct Claim shall not be deemed a Finally Determined Claim or an IP Clawback Event until finally resolved by (A) a final, non-appealable judgment of a court of competent jurisdiction in the Delaware forum specified in Section 9.5, (B) a final and binding arbitration award, only where the Parties have separately agreed in writing to arbitrate the applicable dispute, or (C) a written settlement agreement between Parent and the affected Holder(s). (b) Third-Party Claims. With respect to any Third-Party Claim for which a Parent Indemnified Party seeks indemnification under this Article VI, Parent shall have the sole right, at its election and at the Holders’ expense, to control the defense, settlement and compromise of such Third-Party Claim and to select counsel. No Holder shall settle, compromise or adjust any Third-Party Claim without Parent’s prior written consent. No delay or failure to give a claim notice shall relieve the Holders of any indemnification obligation except to the extent of actual and material prejudice.

Section 6.7. Pro-Buyer Sandbagging; No Waiver from Investigation. The right to indemnification or any other remedy shall not be affected by any investigation conducted by or on behalf of any Parent Indemnified Party, or any knowledge acquired at any time by any Parent Indemnified Party, whether before or after the execution of this Agreement or the Closing. No investigation or knowledge shall constitute a waiver of or otherwise affect any claim for indemnification hereunder.

Section 6.8. Remedies Not Exclusive. The indemnification rights set forth in this Article VI are in addition to, and not in lieu of, any other rights or remedies that the Parent Indemnified Parties may have at law, in equity or otherwise, including the right to seek specific performance, injunctive relief and other equitable remedies, and claims for Fraud, intentional misrepresentation or willful breach.

Section 6.9. Special IP Assignment Clawback. (a) IP Assertion Event (Stop-Transfer Trigger). An “IP Assertion Event” means any of the following: (i) a written, non-frivolous third-party claim (asserted in litigation, in a USPTO or other patent-office proceeding, in a written demand letter, or in similar formal communication) materially asserting any right, title, interest, ownership, license, royalty or similar claim in or to any Patent based on facts existing on or prior to the Closing Date; or (ii) Parent’s written, good-faith notice to the affected Holder(s) (supported by a contemporaneous written opinion or memorandum of outside legal counsel of recognized standing) asserting that any of the matters described in subsection (b) below has occurred (an “IP Clawback Notice”). An IP Assertion Event shall support stop-transfer and conversion suspension under subsection (c) below, but shall not, by itself, support forfeiture and cancellation under subsection (d) below. (b) IP Clawback Event (Cancellation Trigger). An “IP Clawback Event” means the occurrence, with respect to any of the matters described in clauses (i) through (iv) of this subsection (b), of any of the following: (A) a final, non-appealable judgment of a court of competent jurisdiction; (B) a determination by the USPTO, the PTAB or any other patent office of competent jurisdiction, in each case after exhaustion or waiver of all available appeals; (C) a final and binding award rendered by an arbitral tribunal of competent jurisdiction (where the Parties have so agreed in writing); (D) a written settlement, stipulation or admission by Holdings, the affected Holder or any of their respective Affiliates; or (E) the expiration of the thirty (30) calendar day period described in Section 6.6(a) following delivery of an IP Clawback Notice without timely cure of the matter; provided, that if the affected Holder timely commences a dispute under Section 9.5 within such 30-day period, no IP Clawback Event shall be deemed to have occurred under this clause (E) unless and until such dispute is finally resolved by a final, non-appealable judgment, written settlement agreement, or other binding resolution determining that an IP Clawback Event has occurred. The matters covered by this subsection (b) are: (i) any chain of title to, or any assignment of, any Patent that is defective, broken, ineffective, unrecordable, voidable or otherwise impaired in any material respect, in each case based on pre-Closing facts; (ii) any Patent that is invalid, unenforceable, abandoned or void, in each case based on pre-Closing facts; (iii) any failure by any inventor, applicant representative, patent counsel or other individual associated with the filing or prosecution of any Patent (where such conduct is attributable to Holdings or any Holder) to comply with the duty of candor under 37 C.F.R. § 1.56 or any analogous duty, where such failure constitutes inequitable conduct or fraud on the USPTO; or (iv) any breach of Section 3.6 or any breach of Section 5.1, 5.2, 5.3, 5.5 or 5.7 relating to any Patent. (c) Stop-Transfer; Conversion Suspension Pending Resolution. Upon the occurrence of any IP Assertion Event, Parent shall be entitled, until an IP Clawback Event has occurred or until the IP Assertion Event is otherwise resolved, to (i) instruct its transfer agent and registrar to place a stop-transfer order on the affected Holder(s)’ Consideration Shares (and any shares of Common Stock issued upon conversion thereof and held directly on Parent’s books), (ii) suspend conversion of the affected Holder(s)’ Series B Preferred Stock, and (iii) refuse to recognize any Transfer of any such shares. The conversion-suspension right under this Section 6.9 shall be cumulative of, and shall operate consistently with, the conversion-suspension right under Section 6.5(b). (d) Cancellation upon IP Clawback Event; Pro Rata Several Liability; Aggregate Cap. Only upon the occurrence of an IP Clawback Event, Parent shall have the right (the “IP Clawback Right”) to forfeit and cancel a number of Consideration Shares (or fractional interests therein), and, to the extent applicable, shares of Common Stock issued upon conversion thereof and held directly on Parent’s books in accordance with Section 6.5(a), in each case sufficient to satisfy the Clawback Amount, in accordance with the procedures of Section 6.5 and Section 6.6. For this purpose, each Consideration Share (and each fractional interest therein) shall be valued at its Stated Value (or pro rata portion thereof) per share, and each share of Common Stock so cancelled shall be deemed to have a value equal to the Conversion Price then in effect (as adjusted from time to time pursuant to Section 7(d) of the Certificate of Designation), with the number of shares of Common Stock subject to cancellation calculated by dividing the applicable unpaid claim amount by such deemed per-share value, rounded down to the nearest whole share, and any unsatisfied remainder recoverable through set-off, direct cash recovery or any other right or remedy available to Parent. Each Holder shall be severally liable, and not jointly, for its pro rata share of the Clawback Amount based on the Merger Consideration allocations under Section 2.4 (sixty-two and one-half percent (62.5%) allocable to Oncotelic and thirty-seven and one-half percent (37.5%) allocable to Pelerin); provided, that, except in the case of Fraud, intentional misrepresentation or willful breach (as to which no cap applies), the aggregate liability of all Holders under this Section 6.9, taken together with all other indemnification obligations subject to the cap in Section 6.4, shall not exceed the aggregate Stated Value of the Merger Consideration ($20,000,000), and no Holder shall be jointly and severally liable for the indemnification obligations of any other Holder under this Article VI. (e) Clawback Amount; Liquidated Damages. The “Clawback Amount” means the aggregate Losses suffered or incurred by the Parent Indemnified Parties as a result of the IP Clawback Event, calculated in accordance with Section 6.2 and not subject to the deductible in Section 6.4(a) or the General Cap (consistent with the IP Representation carveout in Section 6.4); provided, that for any IP Clawback Event arising out of an invalidity, unenforceability, abandonment or voidness of a Patent within the matters described in clause (b)(ii) above, the Clawback Amount shall be the greater of (x) such Losses and (y) the Stated Value of the Consideration Shares allocable to the affected Patent based on the allocation set forth on Schedule 3.6 (and, if all Patents are invalid, unenforceable, abandoned or void, the full aggregate Stated Value of the Merger Consideration). The Parties acknowledge and agree, as a contractual stipulation supporting the formula in clause (y) above, that (1) the Patents are the sole assets being acquired in the Merger, (2) damages arising from defects in title, validity or enforceability of the Patents are inherently difficult to quantify with precision, (3) the Stated Value allocation reflects a reasonable pre-estimate of the harm to Parent, and (4) the formula is intended as liquidated damages and not as a penalty. (f) Cumulative Remedies; No Double Recovery. The IP Clawback Right is in addition to, and not in lieu of, all other rights and remedies of Parent under this Article VI (including under Sections 6.2, 6.5 and 6.6) and at law or in equity. Parent may pursue any combination of remedies in any order, but no Parent Indemnified Party shall recover the same dollar of Loss more than once. Amounts actually recovered through this Section 6.9 shall be credited dollar-for-dollar against any indemnification obligation in respect of the same dollar of Loss. (g) Authorization; Bind Successors. Each Holder hereby irrevocably authorizes Parent, the Surviving Corporation, Parent’s transfer agent and Parent’s registrar to (i) place stop-transfer orders, suspend conversion and refuse to register transfers in accordance with subsection (c) above upon Parent’s good-faith assertion of an IP Assertion Event, and (ii) forfeit and cancel Consideration Shares (and shares of Common Stock issued upon conversion thereof and held directly on Parent’s books in accordance with Section 6.5(a)) in accordance with subsection (d) above upon the occurrence of an IP Clawback Event. The authorization is coupled with an interest, is irrevocable, and binds each Holder’s successors, assigns, transferees, heirs, pledgees and beneficial owners. Any transferee of any Consideration Shares takes subject to this Section 6.9. (h) Survival. This Section 6.9 shall survive the Closing for the survival periods provided in Section 6.1 (with the IP Representation survival under Section 6.1(b) and the Section 6.4 carveouts controlling), and any IP Clawback Notice delivered by Parent prior to expiration of the relevant survival period shall preserve Parent’s rights under this Section 6.9 until the relevant matter is finally resolved.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1. Conditions to Each Party’s Obligations. The obligation of each Party to consummate the Transactions is subject to the satisfaction (or, to the extent permitted by law, waiver by each of Parent and the Holders) at or prior to the Closing of the following conditions: (a) no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order that is in effect and has the effect of making the Transactions illegal or otherwise restraining or prohibiting the consummation thereof; and (b) no Action shall be pending by any Governmental Authority that seeks to restrain or prohibit the Transactions.

Section 7.2. Conditions to Parent’s and Merger Sub’s Obligations. The obligation of Parent and Merger Sub to consummate the Transactions is subject to the satisfaction (or waiver by Parent in its sole discretion) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. Each representation and warranty of Holdings and each Holder contained in Article III shall be true and correct in all respects as of the Effective Date and as of the Closing Date as though made on and as of the Closing Date, in each case subject to the temporal qualifications set forth in the introductory paragraph of Article III (including the Article III provisions specifying that certain representations and warranties of Holdings are made solely as of immediately prior to the Effective Time), and except to the extent any representation or warranty is expressly made as of a specific date, in which case as of such date, without regard to any “material,” “materiality” or “Material Adverse Effect” qualifier expressly set forth in such representation or warranty; provided, however, that any “Knowledge” qualifier expressly set forth in any representation or warranty shall be preserved and shall remain effective in connection with such bringdown.

(b) Covenants. Holdings and each Holder shall have performed and complied in all material respects with all covenants, agreements and obligations required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c) Holdings Formation; IP Contribution. (i) Holdings shall have been duly formed as a Delaware corporation, and shall be validly existing and in good standing under the laws of the State of Delaware; (ii) each of the Holders shall have duly contributed its respective Patents to Holdings in exchange for Holdings Common Stock in the allocation set forth in Section 2.4; (iii) Holdings shall be the sole record owner of each Patent (with all intercompany assignments duly executed and, to the extent required, recorded with the USPTO); and (iv) the Holders shall collectively be the sole record and beneficial owners of all issued and outstanding capital stock of Holdings.

(d) Certificate of Designation. The Certificate of Designation shall have been duly filed with, and accepted by, the Secretary of State of the State of Delaware, and shall be in full force and effect.

(e) Deliverables. Each Holder shall have delivered to Parent the following administrative closing deliveries: (i) any certificates representing such Holder’s Holdings Common Stock, properly endorsed for transfer (or an affidavit of loss and indemnity); (ii) an IRS Form W-9 (or applicable W-8); and (iii) customary Patent assignment confirmations. For the avoidance of doubt, and consistent with Section 2.5, the automatic conversion of the Holdings Common Stock at the Effective Time shall not be conditioned on any such administrative delivery, and this Section 7.2(e) operates solely as a condition to Parent’s obligation to proceed with the Closing and not as a condition to the conversion of, or issuance of Consideration Shares in respect of, the Holdings Common Stock.

(f) Officer’s Certificate. Each of Holdings and each Holder shall have delivered to Parent a certificate, dated the Closing Date and signed by a duly authorized officer (in the case of Holdings) or by such Holder (in the case of the Holders), certifying that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

(g) No Material Adverse Effect. Since the Effective Date, there shall not have occurred any event, condition, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Patents or on the ability of Holdings or the Holders to consummate the Transactions.

(h) Holder Officer’s Certificates. Each Holder shall have delivered to Parent a separate, dated certificate signed by such Holder (in the case of an individual) or by a duly authorized officer of such Holder (in the case of an entity), certifying, with particularity, that the representation and warranty of such Holder set forth in Section 3.10 (No Interest in Parent; Nasdaq Rule 5635(a)(2)) is true and correct in all respects as of the Closing Date as though made on and as of the Closing Date.

(i) Patent Assignment Deliverables. Holdings and each Holder shall have delivered to Parent: (i) a separate confirmatory short-form assignment of each Patent, in recordable form suitable for filing with the USPTO (and with any foreign patent office, as applicable), executed by Holdings as assignor, assigning to the Surviving Corporation all right, title and interest in and to such Patent; (ii) evidence of record of the pre-Closing chain of title for each Patent (including recorded assignments from each inventor and any intermediate assignees to Holdings); and (iii) an executed, recordation-ready confirmatory assignment of the provisional patent application in respect of the Merger.

Section 7.3. Conditions to the Holders’ Obligations. The obligation of the Holders to consummate the Transactions is subject to the satisfaction (or waiver by the Holders) at or prior to the Closing of the following conditions: (a) the representations and warranties of Parent and Merger Sub in Article IV shall be true and correct in all material respects as of the Effective Date and the Closing Date; (b) Parent and Merger Sub shall have performed and complied in all material respects with all covenants required to be performed by them at or prior to the Closing; and (c) Parent shall have delivered to the Holders book-entry evidence of issuance of the Consideration Shares.

ARTICLE VIII

TERMINATION

Section 8.1. Termination Rights. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) Mutual Agreement. By the mutual written agreement of Parent and the Holders.

(b) Outside Date. By Parent, if the Closing shall not have occurred on or before the date that is ninety (90) calendar days following the Effective Date (or such later date as Parent may designate in writing) (the “Outside Date”), for any reason other than a breach by Parent or Merger Sub of its obligations hereunder; provided that Parent may extend the Outside Date one or more times, in its sole discretion, by written notice to the Holders. The initial ninety-day period reflects the parties’ multi-step pre-signing workstreams.

(c) Breach by Holdings or Holders. By Parent, if Holdings or any Holder shall have breached any representation, warranty, covenant or agreement set forth in this Agreement, and such breach (i) would cause any condition set forth in Section 7.1 or Section 7.2 not to be satisfied and (ii) has not been cured (to the extent curable) within ten (10) Business Days after receipt of written notice of such breach.

(d) Inaccuracy of Section 3.10 Representation. By Parent, immediately upon written notice to the Holders, if at any time between the Effective Date and the Closing Parent determines in good faith, after consultation with its outside Nasdaq counsel, that the representation and warranty set forth in Section 3.10 (No Interest in Parent; Nasdaq Rule 5635(a)(2)) is, or has become, inaccurate in any respect.

(f) Order. By Parent, if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order that is in effect and has the effect of making any of the Transactions illegal or otherwise prohibiting the consummation thereof.

Section 8.2. Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall become null and void and of no further force or effect, and no Party shall have any liability hereunder to any other Party; provided, however, that (a) the provisions of Section 5.3 (Confidentiality), Section 5.4 (Public Announcements), this Article VIII and Article IX shall survive termination, and (b) no termination shall relieve any Party from liability for any breach of this Agreement occurring prior to termination, including any breach based on Fraud, intentional misrepresentation or willful breach (as to which no cap, basket or other limitation shall apply).

ARTICLE IX

MISCELLANEOUS

Section 9.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) upon personal delivery; (b) upon confirmed delivery by a nationally recognized overnight courier; or (c) when sent by email with confirmation of receipt, in each case to the addresses on Schedule 9.1.

Section 9.2. Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, negotiations, discussions and understandings (whether oral or written) with respect thereto.

Section 9.3. Amendments; Waivers. This Agreement may be amended only by a written instrument executed by each of the Parties. No waiver shall be effective unless set forth in a written instrument executed by the Party against whom such waiver is sought to be enforced.

Section 9.4. Successors and Assigns. No Holder may assign this Agreement or any rights or obligations hereunder without Parent’s prior written consent, and any purported assignment in violation of the foregoing shall be null and void. Parent and Merger Sub may assign this Agreement, in whole or in part, to any affiliate or successor without consent.

Section 9.5. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by the laws of the State of Delaware. Each Party submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if that court lacks subject matter jurisdiction, the Superior Court of the State of Delaware and the United States District Court for the District of Delaware). EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY.

Section 9.6. Specific Performance; Irreparable Harm. The Parties acknowledge and agree that any breach of this Agreement by Holdings or any Holder would cause irreparable harm to Parent for which monetary damages would not be an adequate remedy. Accordingly, Parent and the Surviving Corporation shall be entitled, in addition to any other remedies available at law or in equity (including any right of termination under Article VIII), to specific performance, injunctive relief and other equitable remedies to prevent breaches or threatened breaches by Holdings or any Holder and to enforce the provisions of this Agreement, in each case without the requirement to post any bond or other security and without any requirement to prove that monetary damages are inadequate.

Section 9.7. Attorneys’ Fees. In any Action arising out of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees, expert fees, costs and other expenses.

Section 9.8. Severability. If any provision is held invalid, illegal or unenforceable, such provision shall be reformed to the minimum extent necessary while preserving the intent of the Parties, and the remaining provisions shall be unaffected.

Section 9.9. Counterparts; Electronic Signatures. This Agreement may be executed in counterparts and by electronic transmission, each of which shall be deemed an original.

Section 9.10. No Third-Party Beneficiaries. Except as expressly provided in Article VI (with respect to Parent Indemnified Parties), nothing in this Agreement shall confer upon any Person any legal or equitable right, benefit or remedy.

Section 9.11. Construction. The headings are for reference only. “Include,” “includes” and “including” shall be deemed followed by “without limitation.” No rule of construction against the drafting party shall apply.

Section 9.12. Certain Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following capitalized terms, when used in this Agreement, shall have the following meanings:

“Action” means any action, suit, claim, proceeding, arbitration, investigation, audit or inquiry, whether civil, criminal, administrative, regulatory or otherwise, and whether at law or in equity, before or by any Governmental Authority or arbitrator.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Fraud” means actual, intentional and knowing common-law fraud committed with the intent to deceive in the making of the express representations and warranties set forth in this Agreement or any other Transaction Document, and shall not include any form of constructive fraud, negligent misrepresentation or equitable fraud.

“Governmental Authority” means any federal, state, local, foreign, supranational, multinational or other (a) government; (b) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental power); (c) multinational organization exercising judicial, legislative or regulatory power; or (d) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature (including The Nasdaq Stock Market LLC and any other self-regulatory organization).

“Knowledge” means (a) with respect to any individual, the actual knowledge of such individual after reasonable inquiry; and (b) with respect to any entity, the actual knowledge, after reasonable inquiry, of the directors, executive officers and other senior management personnel of such entity; provided that, in the case of Holdings, “Knowledge” means the Knowledge of each Holder.

“Liabilities” means any liabilities, debts, obligations, commitments or claims of any nature whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmatured, liquidated or unliquidated, disputed or undisputed, due or to become due, and whether or not required to be reflected or reserved against on a balance sheet prepared in accordance with generally accepted accounting principles.

“Liens” means any and all liens, claims, pledges, security interests, mortgages, deeds of trust, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, voting trusts, proxies, stockholder agreements, and other restrictions or limitations of any kind on title, use, transfer or disposition, other than transfer restrictions arising under applicable federal and state securities laws.

“Person” means any individual, corporation, partnership, limited liability company, trust, joint venture, association, unincorporated organization, Governmental Authority or other entity.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Third-Party Claim” means any Action asserted by any Person that is not a Party to this Agreement or an affiliate of a Party to this Agreement.

“Transaction Documents” means this Agreement, the Certificate of Merger, the Certificate of Designation, and all other agreements, certificates, instruments and documents executed or to be executed by any Party in connection with the Transactions.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed as of the Effective Date.

LUNAI BIOWORKS, INC.

By:	/s/ David Weinstein
Name:	David Weinstein
Title:	Chief Executive Officer

LUNAI BIOWORKS IP, INC.

By:	/s/ David Weinstein
Name:	David Weinstein
Title:	Chief Executive Officer

NEUROBRIDGE IP HOLDINGS INCORPORATED

By:	/s/ Eric Morehouse
Name:	Eric Morehouse
Title:	President

HOLDERS:

ONCOTELIC INC.

By:	/s/ Vuong Trieu
Name:	Vuong Trieu
Title:	Chief Executive Officer

PELERIN THERAPEUTICS INC.

By:	/s/ Fabrice Heitzmann
Name:	Fabrice Heitzmann
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBITS AND SCHEDULES

Exhibit A: Form of Certificate of Merger

Exhibit B: Certificate of Designation of Series B Preferred Stock

Schedule 2.2: Number of Consideration Shares; Stated Value; Conversion Price

Schedule 3.4: Ownership of Holdings Common Stock

Schedule 3.6: Patents

Schedule 9.1: Notice Addresses

EXHIBIT A

Form of Certificate of Merger

[See Attached.]

EXHIBIT B

Form of Certificate of Designation

[See Attached.]

SCHEDULE 2.2

Number of Shares of Series B Convertible Preferred Stock	Stated Value of Series B Convertible Preferred Stock	Conversion Price of Series B Convertible Preferred Stock

8 Shares	$2,500,000 per share for an aggregate total of $20,000,000	$1.50 per share

SCHEDULE 3.4

NEUROBRIDGE IP HOLDINGS INCORPORATED

Ownership of Common Stock

Holder Name:	Shares of Common Stock:	Ownership Interest:
Oncotelic Inc.	625	62.5%
Pelerin Therapeutics Inc.	375	37.5%
Total:	1,000	100%

SCHEDULE 3.6

Patents

Jurisdiction	Application #	Filing Date	Status
PCT (International)	PCT/US2022/075763	31-Aug-22	Pending
United States	18/600,993	11-Mar-24	Pending
US Provisional	64/042,932	17-Apr-26	Pending
US Provisional	64/042,938	17-Apr-26	Pending
US Provisional	64/042,941	17-Apr-26	Pending
Australia	2022341090	22-Mar-24	GRANTED
Japan	2024-515840	11-Mar-24	Pending
Canada	3,231,407	8-Mar-24	Pending
Brazil	BR112024004819-5	12-Mar-24	Pending
Mexico	MX/a/2024/002875	6-Mar-24	Pending
European Union	22868224.1	20-Mar-24	Pending
India	202417028718	8-Apr-24	Pending
China	202280074750.6	9-May-24	Pending
Hong Kong	62024100826.2	13-Dec-24	Pending
South Korea	10-2024-7012048	11-Apr-24	Pending
United States	US 63/798,853	May 2, 2025	Provisional Application
PCT	PCT/CA2026/050584	April 22, 2026	PCT Application

SCHEDULE 9.1

Notices

If to Parent or Merger Sub:

Lunai Bioworks, Inc.

Attn: David Weinstein; Nathen Fuentes

3400 Cottage Way, Suite G2, #3256

Sacramento, California 95825

Email: Dweinstein@lunaibioworks.com;

Nfuentes@lunaibioworks.com

with a copy (which alone shall not constitute notice) to:

Dickinson Wright, PLLC

Attn: Joel D. Mayersohn; Ruba Qashu

350 East Las Olas Blvd., Suite 1750

Fort Lauderdale, FL 33301

Email: Jmayersohn@dickinson-wright.com;

Rqashu@dickinson-wright.com

If to Holdings or Holders:

Neurobridge IP Holdings Incorporated

 Eric Morehouse

C/O Dulles Law

8230 Leesburg Pike

Suite 660

Vienna, VA 22182

Email: Apezan@dulles.law;

Emorehouse@aipisolutions.com